As filed with the Securities and Exchange Commission on March 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	98-1040943
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of Principal Executive Offices)	(Zip Code)

Omnibus Equity Incentive Plan

(Full title of the plan)

Perpetua Resources Idaho, Inc.

Jonathan Cherry

President & Chief Executive Officer

405 S. 8th Street, Ste 201

Boise, Idaho 83702

(208) 901-3060

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Joanna D. Enns

Hunton Andrews Kurth LLP

1445 Ross Avenue, Ste. 3700

Dallas, TX 75202

(604) 630-5199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement registers the offer and sale of an additional 4,000,000 common shares, no par value (the “Common Shares”) of Perpetua Resources Corp. (the “Company”), pursuant to the Company’s Omnibus Equity Incentive Plan, as amended by the First Amendment to the Omnibus Equity Incentive Plan (as amended, the “Plan”). The additional Common Shares covered by this Registration Statement were approved for issuance by the Company’s shareholders at the Company’s Annual General Meeting of Shareholders held on May 16, 2024. The Company has previously filed a registration statement on Form S-8 with respect to the Common Shares originally authorized for issuance prior to the approval of the amendment to the Plan. Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission on June 9, 2021 (Registration Number 333-256925) are incorporated herein by reference and made part of this Registration Statement, except as modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this registration statement by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024, from our definitive proxy statement on Schedule 14A, filed on April 2, 2025;

•	our Current Report on Form 8-K filed on March 5, 2026; and

•	the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on January 20, 2021, including any amendment or report filed with the SEC for purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the BCBCA and are subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or;

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding, where:

•	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

•	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

•	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

•	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the BCBCA, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the BCBCA, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our Articles, and subject to the BCBCA, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our Articles.

Under our Articles, and subject to the BCBCA, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our Articles, the failure of an eligible party to comply with the BCBCA or our Articles does not, of itself, invalidate any indemnity to which he or she is entitled under our Articles.

Under our Articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

We have entered into indemnity agreements with each of our current directors (the “Indemnity Agreements”) and employment agreements containing indemnification provisions with three of our executive officers, Jonathan Cherry, President and Chief Executive Officer, Mark Murchison, Chief Financial Officer, and Gregory A. Fontaine, Senior Vice President and General Counsel (the “Employment Agreements”), to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our Articles and to provide additional procedural protections, subject to certain exceptions described below. The Indemnity Agreements, among other things, require us to indemnify each director to the fullest extent permitted by law, including but not limited to the indemnity under the Act, our Notice of Articles and Articles and the indemnity agreement, from and against any and all losses (including all costs, disbursements, charges, awards, expenses, losses, damages (including punitive and exemplary), fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any claim or satisfy any judgment, fines, penalties or liabilities) which the director may reasonably suffer, sustain, incur or be required to pay in respect of any claim arising out of the person’s services as a director. Similarly, the Employment Agreements require us to indemnify each of the aforementioned executive officers to the fullest extent permitted by law, including but not limited to the indemnity under the Act, our Notice of Articles and Articles, and the Articles of Incorporation and Bylaws of Perpetua Resources Idaho Inc., our wholly owned subsidiary, with respect to all liabilities and reasonable expenses which the officer may incur in any threatened, pending or completed action, suit or proceeding arising out of such officer’s services as an officer. The indemnity provided under the Indemnity Agreements and Employment Agreements will only be available if the applicable director or executive officer (the “Indemnified Party”) was acting honestly and in good faith with a view to the best interests of the Company in relation to the subject matter of the claim; and, in the case of a proceeding that is not a civil action/proceeding, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct in respect of which the action/proceeding was brought was lawful.

Pursuant to the Indemnity Agreements, the Company has also agreed to maintain the coverage provided by directors’ and officers’ insurance policy listed therein and, in the event that such policy is discontinued for any reason, or in the event of a merger, amalgamation, take-over bid, arrangement, recapitalization, consolidation, liquidation, wind-up, dissolution, share exchange, material sale of assets or similar transaction in respect of the Company, the Company will cause to be purchased, maintained and administered for a period of six years after such discontinuance, insurance for the benefit of the Indemnified Party (the “Run-Off Coverage”), on similar terms to the extent permitted by law and provided such Run-Off Coverage is available on commercially acceptable terms and premiums (as determined by the board of directors in its reasonable and good faith opinion), provided that the premiums for the Run-Off Coverage will be deemed to be commercially acceptable if the total premiums for such Run-Off Coverage do not exceed 300% of annual premiums under the Policy at the time they are discontinued). The Employment Agreements also require the Company to maintain directors’ and officers’ insurance policy coverage. Pursuant to the terms of the Employment Agreements, each of the aforementioned executive officers is entitled to coverage under such policy on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives, during such executive’s employment and for a period of six years after the termination of employment. We are also required to maintain a customary, industry-standard Employed Lawyers Professional Liability insurance policy for Mr. Fontaine during Mr. Fontaine’s employment and for six years thereafter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 8. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing Perpetua Resources Corp. under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Exhibits
4.1	Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8 (File No. 333-255147) filed with the SEC on April 9, 2021).
4.2	Amendment to Articles, dated May 25, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 27, 2022).
4.3	Description of Common Shares (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026).
5.1	Opinion of Cozen O’Connor LLP as to the legality of the securities being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cozen O’Connor LLP (included as part of its opinion filed as Exhibit 5.1).
23.3	Consent of BBA Consultants International LP.
23.4	Consent of James Norine.
23.5	Consent of Christopher Dail.
24.1	Powers of Attorney (included on signatures pages of this registration statement).
99.1	First Amendment to Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for its quarterly period ended June 30, 2024, filed with the SEC on August 9, 2024).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Perpetua Resources Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on March 31, 2026.

PERPETUA RESOURCES CORP.

By:	/s/ Jonathan Cherry
Name: Jonathan Cherry
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jonathan Cherry and Mark Murchison, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary and desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on March 31, 2026.

Signature	Title

/s/ Jonathan Cherry
Jonathan Cherry	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Mark Murchison
Mark Murchison	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Marcelo Kim
Marcelo Kim	Chairman of the Board of Directors

/s/ Andrew Cole
Andrew Cole	Member of the Board of Directors

/s/ Bob Dean
Bob Dean	Member of the Board of Directors

/s/ Laura Dove
Laura Dove	Member of the Board of Directors

/s/ Rich Haddock
Rich Haddock	Member of the Board of Directors

/s/ Jeff Malmen
Jeff Malmen	Member of the Board of Directors

/s/ Chris J. Robison
Chris J. Robison	Member of the Board of Directors

/s/ Alex Sternhell
Alex Sternhell	Member of the Board of Directors

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned certifies that it is the duly authorized United States representative of Perpetua Resources Corp. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on March 31, 2026.

PERPETUA RESOURCES IDAHO INC.

By:	/s/ Jonathan Cherry
Name: Jonathan Cherry
Title: President & Chief Executive Officer